Exhibit 99.1

             LION Announces Second Quarter 2006 Financial Results; Growth in Precision MTS, Mortgage 101 and Capital Markets

     SEATTLE--(BUSINESS WIRE)--Aug. 3, 2006--LION, Inc. (OTCBB:LINN), a leading provider of online lead generation and advanced business solutions that streamline the mortgage loan fulfillment process, today reported total revenue of $3,537,000 for the second quarter ended June 30, 2006, compared to $3,533,000 for first quarter 2006. The Company recorded a net loss for second quarter 2006 of $535,000, or $0.01 per share, compared to a net loss of $186,000 for first quarter 2006 and a net loss of $179,000 for the same period in the prior year. The Company booked a net loss of $721,000, or $0.02 per share, for the fist six months of 2006 compared to a loss of $328,000, or $0.01 per share, for the same period a year ago.
     Included in the Company's net loss are $219,000 for fees and expenses associated with strategic undertakings, including due diligence and other related expenses, and accrued expense of $170,000 related to an unasserted potential claim against the Company. After adjusting for these expenses, the Company would have reported a loss of $146,000 for the quarter and a loss of $332,000 year to date, an improvement over first quarter 2006 results and 2005 comparable periods.
     The Company ended the quarter with $4.6 million in cash inclusive of cash, cash equivalents, short term investments and restricted funds, up approximately $200,000 from the first quarter.
     "Our core operating performance improved slightly quarter over quarter and year over year after adjusting for the unusually high expenses we incurred related to strategic initiatives and the non recurring accrual for an unasserted potential claim against the Company," stated Randall D. Miles, Chairman & CEO of LION, Inc. "These expenses masked the significant progress we continue to make in some of our core business lines. A majority of our product lines recorded growth in revenue in the quarter including Mortgage 101, the Precision MTS rate lock and search engine products and Capital Markets interest rate hedging activities. Our proprietary Precision MTS product suite crossed a significant threshold in the quarter by recording its first quarter over quarter revenue increase since redesigning and repositioning our pricing engine and loan lock offerings following our acquisition of Ignition assets in late 2003. Our sales success, fulfillment backlog and soon to be announced introduction of significant subprime loan enhancements long awaited by our customers, provide visibility for sequential growth in unit revenue in coming quarters.
     "Mortgage 101 remains the centerpiece of our Leads business, and it recorded more than 5% quarter over quarter and more than 13% six months year over year growth in revenue. We expect an acceleration of top line growth in coming quarters as we leverage our recent architectural platform redesign to expand our scope of mortgage related offerings to consumers, mortgage brokers, realtors and lenders through a valuable directory of services to be complimented by a comprehensive site redesign.
     "Capital Markets revenue grew modestly in the quarter, but was constrained by lower overall mortgage origination among the unit's customer base. To address this, we will be refocusing our sales strategy on a broader customer profile in addition to emphasizing our service bureau business to leverage key drivers to achieve higher levels of revenue growth we believe to be attainable even in a slowing market. Our sales activity slowed early in the second quarter, but has experienced a resurgence that will yield net additions to our customer base in the third quarter.
     "Our investment of time and money in key areas critical to our growth are taking hold, even if not fully reflected in our current financial performance. Our sales pipeline has expanded and as those prospects are closed it not only creates visibility to stabilized and growing revenue, but it is also an important step in realizing our objective of delivering a multiple of linked product opportunities to our customers consistent with our Leads to Loans to Capital Markets business strategy. Success with critical beta projects have validated our strategy and are yielding replicable results today that along with current core operations and strategic pursuits bode well for future growth and profitability."

     2006 Second Quarter Highlights

     Leads

     -- Maintained high volume of unique visitors to Mortgage 101.com Internet portal

     -- High search engine placement, number 1 or 2 on Google, MSN and Yahoo for keyword search "mortgage" and several other mortgage related keywords

     -- 5.4% quarter over quarter and 13.1% six months year over year increase in Mortgage 101 revenue

     --   Growth in banner advertising and rate listing revenues

     Loans

     -- First quarter over quarter revenue growth in Precision/LPX since fourth quarter 2003 acquisition of Ignition assets

     --   Added 5 new Precision MTS customers

     --   Expanded lioninc.com advertising space to broaden revenue base

     Capital Markets

     -- Approximately $19 billion in loan volume hedged through Pipeline Tools risk management technology

     Conference Call Details

     LION, Inc. will host a conference call to discuss its second quarter financial results at 4:30 p.m. ET today. Participants may join the conference call by dialing 800-591-6930 (for U.S. participants only) ten minutes prior to the start of the conference. International participants can dial in to the call at 617-614-4908. The conference passcode is 85790647. The call will also be broadcast over the Internet and can be accessed through the Company's web site at www.lioninc.com. A replay of the conference call will be available on the Company's web site following the conference call and by telephone through August 10, 2006 by dialing 888-286-8010 for U.S. participants and 617-801-6888 for
International participants using passcode 11313479.

     About LION, Inc.

     LION, Inc. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business to consumer Internet portal, Mortgage101.com, attracts over 1 million unique monthly visitors, delivering access to LION's extensive proprietary network of mortgage brokers, realtors and lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the state of Washington for 2004 and 2005. For more information about LION, please visit www.lioninc.com
     This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of August 3, 2006, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, including (without limitation) under the captions, "Factors That May Affect Forward Looking Statements" and "Management's Discussion and Analysis," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.


                       LION, Inc. and Subsidiary
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
              (In thousands, except net income per share)
                              (Unaudited)

                                         Three months    Six months
                                        ended June 30,  ended June 30,
                                       --------------- ---------------
                                         2006    2005    2006    2005
                                       ------- ------- ------- -------

Revenues                               $3,537  $3,999  $7,070  $8,040

Expenses
  Direct costs                          1,529   1,621   3,054   3,311
  Selling and marketing                   561     610   1,126   1,254
  General and administrative            1,283   1,201   2,210   2,253
  Research and development                602     606   1,194   1,268
  Depreciation and amortization           119     134     241     264
                                       ------- ------- ------- -------
                                        4,094   4,172   7,825   8,350
                                       ------- ------- ------- -------

       Operating loss                    (557)   (173)   (755)   (310)

Other income (expense) - net               25      (3)     40     (12)
                                       ------- ------- ------- -------

       Net loss before tax               (532)   (176)   (715)   (322)

Income tax expense                         (3)     (3)     (6)     (6)
                                       ------- ------- ------- -------

       Net loss                         $(535)  $(179)  $(721)  $(328)
                                       ======= ======= ======= =======

Net loss per common share,
  Basic and diluted                     $(.01)     $-   $(.02)  $(.01)
                                       ======= ======= ======= =======


                       LION, Inc. and Subsidiary
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                            (In thousands)


                                ASSETS

                                                   June 30,
                                                     2006     Dec. 31,
                                                  (Unaudited)    2005
                                                  ----------- --------

CURRENT ASSETS
  Cash and cash equivalents                           $3,411   $3,371
  Short-term investments                                 900      800
  Accounts receivable - net                            1,141    1,161
  Prepaid expenses and other                             564      598
                                                  ----------- --------
       Total current assets                            6,016    5,930

PROPERTY AND EQUIPMENT, net                              674      844

OTHER ASSETS
  Goodwill - net                                       2,590    2,590
  Other assets                                           374      325
                                                  ----------- --------
                                                      $9,654   $9,689
                                                  =========== ========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                       $259    $212
  Accrued salaries and benefits                           761     709
  Accrued liabilities                                     551     272
  Deferred revenue                                        891     649
                                                       ------- -------
       Total current liabilities                        2,462   1,842

LONG-TERM OBLIGATIONS, less current maturities            972     972

STOCKHOLDERS' EQUITY                                    6,220   6,875
                                                       ------- -------
                                                       $9,654  $9,689
                                                       ======= =======

                       LION, Inc. and Subsidiary
            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)

                                                         Six months
                                                           ended
                                                          June 30,
                                                       ---------------
                                                         2006    2005
                                                       ------- -------

Net loss                                                $(721)  $(328)
Non-cash items                                            306     387
Changes in working capital                                644     297
                                                       ------- -------
    Net cash provided by operating activities             229     356
                                                       ------- -------

    Net cash used in investing activities                (170)   (162)
                                                       ------- -------

Restricted cash for letter of credit                        -    (280)
Payments on long-term obligations                         (20)   (224)
Proceeds from issuance of common stock and exercise of
 stock options                                              1     143
                                                       ------- -------
    Net cash used in financing activities                 (19)   (361)
                                                       ------- -------

Net decrease in cash and cash equivalents                  40    (167)
Cash and cash equivalents at beginning of period        3,371   4,518
                                                       ------- -------
Cash and cash equivalents at end of period             $3,411  $4,351
                                                       ======= =======


     CONTACT: LION, Inc.
              Dave Stedman, President
              800-546-6463